Exhibit 10.38
Employee: Thomas Schlick
ADDENDUM
TO
RESTRICTED STOCK AWARD AGREEMENT
Dated April 10, 2006
     The terms of this Addendum are hereby made a part of the Restricted Stock Award Agreement dated April 10, 2006 (“Agreement”) by and between XATA Corporation (“XATA”) and Employee (named above). Capitalized terms not defined below have the definitions set forth in the Agreement.
     XATA and Employee agree that if there is a Change of Control (as defined in the Plan) and within six months following such Change of Control:
     (a) Employee is terminated without Cause; or
     (b) Employee terminates his employment for Good Reason;
then Employee shall thereupon become immediately vested without restriction in all of the Award Shares.
     The following definitions apply for purposes of this Addendum:
     Cause A termination of employment shall be for “Cause” only if the Employee:
(i)	has been convicted of a felony;

(ii)	has engaged in an act or acts of personal dishonesty intended to result in substantial personal enrichment of the Employee at the expense of XATA;

(iii)	has intentionally engaged in other conduct that is demonstrably and materially injurious to XATA, monetarily or otherwise;

(iv)	has committed a fraud;

(v)	has committed an act involving dishonesty or disloyalty with respect to XATA or any of its subsidiaries or affiliates;

(vi)	has engaged in conduct tending to bring XATA or any of its subsidiaries or affiliates into substantial public disgrace or disrespect; or

(vii)	has acted or failed to act in a manner involving gross negligence or willful misconduct with respect to XATA or any of its subsidiaries or affiliates.

     Change of Control A Change of Control has occurred if there has been:
(i)	A sale, consolidation, merger, acquisition or affiliation which results in the Employee not remaining as Chief Financial Officer with essentially the same duties and responsibilities as prior to the sale, consolidation, merger, acquisition or affiliation; or

(ii)	A sale, consolidation, merger, or acquisition in which XATA becomes accountable to, or a part of, a newly created company or controlling organization where at least 50% of the members of the Board of the newly created company or controlling organization were not members of XATA’s Board immediately prior to such sale, consolidation, merger, or acquisition.
     Termination by Employee for Good Reason. If Employee terminates his employment due to any of the following actions or failures by XATA, such termination shall be deemed to be for “Good Reason:”
(i) Assignment to Employee by XATA of duties which are inconsistent with Employee’s position, duties, responsibilities, and status with XATA, or a change in Employee’s titles or offices, or any removal of Employee from, or any failure to reelect or reappoint Employee to any such positions, except in connection with the termination of his employment for Disability or Cause.
(ii) Any failure to XATA to continue in effect, or to provide a comparable substitute for, any benefit plan or arrangement (including, without limitation, any profit sharing plan, executive supplemental medical plan, group life insurance plan, and medical, dental, accident, and disability plans but excluding incentive plans or arrangements) in which Employee is participating as in effect on the date hereof (or any other plans providing Employee with substantially similar benefits) (hereinafter referred to as “Benefit Plans”), or by the taking of any action by XATA that would adversely affect Employee’s participation in or materially reduce Employee’s benefits under any such Benefit Plan or deprive Employee of any material fringe benefit enjoyed by Employee as in effect on the date hereof.
(iii) Any failure by XATA to continue in effect, or to provide a comparable substitute for any incentive plan or arrangement (including, without limitation, any incentive compensation plan, long-term incentive plan, bonus or contingent bonus arrangements or credits, the right to receive performance awards, or similar incentive compensation benefits) in which Employee is participating, or is eligible to participate (hereinafter referred to as “Incentive Plans”), or the taking of any action by XATA which would adversely affect Employee’s participation in any such Incentive Plan.